American Funds Tax-Exempt Fund of New York

July 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$3,198
Class B	$1
Class C	$176
Class F1	$41
Class F2	$533
Total	$3,949

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3053
Class B	$0.2232
Class C	$0.2154
Class F1	$0.2970
Class F2	$0.3168

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	11,623
Class B	4
Class C	910
Class F1	152
Class F2	1,913
Total	14,602

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.66
Class B	$10.66
Class C	$10.66
Class F1	$10.66
Class F2	$10.66